                                                                     EXHIBIT 23


ACCOUNTANTS' CONSENT

The Board of Directors
Response Oncology, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 33-45616, No. 33-21333, and No. 333-14371) on Form S-8 of Response Oncology,
Inc. of our report dated June 11, 2002, relating to the consolidated balance sheets of Response Oncology, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Response Oncology, Inc.

Our report dated June 11, 2002 contains an explanatory paragraph that states that on March 29, 2001, the Company filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court. The filing and related matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.


                                                      /s/ KPMG LLP
                                                      -------------------------

Memphis, Tennessee
June 11, 2002